Exhibit 99.1

REGEN BIOLOGICS TO PRESENT AT THE HEALTHPOINT CAPITAL NEW YORK
BIOMATERIALS SUMMIT

FRANKLIN LAKES, NJ, October 7, 2004—ReGen Biologics, Inc. (OTC:RGBI) a leading orthopedic products company that develops and manufactures products for human tissue repair in unmet markets in the U.S. and abroad, announced today that Gerald E. Bisbee, Jr., Ph.D., Chairman and Chief Executive Officer of ReGen Biologics, will present an overview of the company’s technology and business at the HealthPoint Capital Biomaterials Summit in New York City at 10:55 a.m. (EST) on October 15, 2004 at the Omni Berkshire Hotel.

“2004 has been a productive year so far for ReGen. We completed a $10 million private placement earlier in the year, and more recently filed the first of three modules of our Pre-Market Approval (PMA) application for the Collagen Meniscus Implant — the CMI,” stated Bisbee. “We estimate that 8.5 million people have undergone a partial meniscectomy in the last 15 years, with many of these patients being potential CMI candidates. Based upon preliminary results of the CMI clinical trial, we believe the CMI technology can restore activity for many of these patients. We are looking forward to presenting an update on our activities at the upcoming HealthPoint Summit,” Dr. Bisbee concluded.

About HealthPoint Capital:

HEALTHPOINTCAPITAL, an orthopedic industry research, private equity and advisory company, is the only firm of its kind focusing exclusively on the $20 billion orthopedics industry, which is the fastest growing sector in all medical devices. HEALTHPOINTCAPITAL’S research on the various aspects of Orthopedics — including biomaterials, spine repair, large joint reconstruction and sports medicine — is available in the form of the HEALTHPOINTCAPITAL Weekly Journal and industry white papers. The HEALTHPOINTCAPITAL Weekly Journal is published 40 times per year. It is the pre-eminent business publication in the industry. Subscriptions to the HEALTHPOINTCAPITAL Weekly Journal as well as ordering information for industry white papers is available from the research portion of the HEALTHPOINTCAPITAL web site at http://www.healthpointgroup.com

About ReGen Biologics, Inc.:

ReGen Biologics is a leading orthopedic products company that develops and manufactures tissue repair products for unmet markets, both in the U.S. and globally. ReGen’s first product using its patented core technology is the CMI, which uses the body’s own healing process to grow new tissue in the meniscus, and restore activity levels for patients with meniscus loss. The Multicenter Pivotal Clinical Trial is the largest clinical trial ever conducted involving the human meniscus. The manufacturing module was submitted to the FDA on July 8. The Company expects to follow with its pre-clinical module in Q4 2004, and to conclude with the filing of the CMI clinical module in Q1 or Q2 of 2005.

The CMI is currently distributed in Europe and Australia, on a non-exclusive basis, through the Centerpulse unit of Zimmer Holdings, Inc. (NYSE:ZMH). ReGen is headquartered in Franklin Lakes, NJ and manufactures the CMI in its ISO Certified facility located in Redwood City, CA.

For more information on ReGen, visit www.regenbio.com, call (201) 651-5140, or email info@regenbio.com.

Contact:
Brion Umidi	Al Palombo
ReGen Biologics, Inc.	Cameron Associates
Senior Vice President	Investor Relations
Chief Financial Officer	(212) 245-8800 Ext. 209
(201) 651-3515	al@cameronassoc.com
bumidi@regenbio.com

This press release contains forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on the current expectations and beliefs of the managements of ReGen and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, including those discussed in the Risk Factors section of ReGen’s 2003 annual report on Form 10-K/A. ReGen’s filings with the SEC are available to the public at the Company’s website at http://www.regenbio.com, from commercial document-retrieval services, and at the Web site maintained by the SEC at http://www.sec.gov.